Exhibit 99.1

Freight Farms Partners with Indoor Harvest to Explore New Crop Designs

Pioneer in containerized farming, Freight Farms, and innovative indoor farming design-build firm Indoor Harvest, will work together on farm designs for different crop varieties

Houston, Texas, December 17, 2015 — Indoor Harvest Corp (OTCQB:INQD), through its brand name Indoor Harvest®, is a full service, state of the art design-build engineering firm for the indoor and vertical farming industry. Providing production platforms and complete custom designed build outs for both greenhouse and building integrated agriculture grows, tailored to the specific needs of virtually any cultivar. The Company is pleased to announce a partnership with Freight Farms, a leading pioneer in containerized farming.

Freight Farms, makers of the Leafy Green Machine shipping container farms, today announced a new design partnership with Indoor Harvest. Freight Farms will leverage Indoor Harvest’s unique expertise as the leading design firm of indoor farms to explore innovative new applications for its Leafy Green Machine.

Freight Farms launched in 2010 to create a more sustainable and connected food system by creating highly sustainable farms in shipping containers. To date, there are more than 108 farmers across the United States and Canada utilizing Freight Farms to bring fresh, local produce directly into their communities. Currently, the farms can be used to grow varieties of lettuces, brassicas and herbs.

Chad Sykes, Chief Executive Officer of Indoor Harvest, stated, “We are excited to be working with Freight Farms, the industry leader in containerized farming systems. This partnership will allow us to co-develop custom applications as well as platforms that integrate our aeroponic and shallow raft designs into containerized systems for both research applications, plant expression platforms and food production. By leveraging the expertise and existing manufacturing base between our two companies, a wide range of applications for modular containerized infrastructure can be made available.”

The companies will work together to explore how Freight Farms’ containerized approach to indoor farming could be deployed in new ways to reach into untapped markets, including those internationally, as well as applications for non-profits and pharmaceutical research.

“We look forward to working with Indoor Harvest to explore new opportunities that bring agriculture into the modern age. Indoor Harvest has an industry perspective that sets it apart from other design firms,” said Jon Friedman, president and co-founder of Freight Farms. “We’re excited to work together to identify additional  ways that our products can help reduce the barriers to entry for current and future farmers.”

Freight Farms is already deployed by academic institutions, restaurants, wholesale produce distributors and small business owners. The company recently announced that it had sold out of Leafy Green Machines for 2015 and would be scaling its production three-fold to meet growing demand.

Consistent with the SEC’s April 2013 guidance on using social media outlets like Facebook and Twitter to make corporate disclosures and announce key information in compliance with Regulation FD, Indoor Harvest is alerting investors and other members of the general public that Indoor Harvest will provide weekly updates on operations and progress through its social media on Facebook, Twitter and Youtube.

Investors, potential investors and individuals interested in our company are encouraged to keep informed by following us on Twitter, YouTube or Facebook.

Facebook: http://www.facebook.com/indoorharvest
Twitter: http://www.twitter.com/indoorharvest
Youtube: http://www.youtube.com/indoorharvest

ABOUT INDOOR HARVEST CORP

Indoor Harvest Corp, through its brand name Indoor Harvest®, is a full service, state of the art design-build engineering firm for the indoor farming industry. Providing production platforms and complete custom designed build outs for both greenhouse and building integrated agriculture (BIA) grows, tailored to the specific needs of virtually any cultivar. Our patent pending aeroponic fixtures are based upon a modular concept in which primary components are interchangeable. Visit our website at http://www.indoorharvest.com for more information about our Company.

ABOUT FREIGHT FARMS

Freight Farms is a Boston-based agriculture technology company that provides the tools and services to enable fresh food production in any environment. Freight Farm’s flagship product, The Leafy Green Machine, is a complete hydroponic growing facility built entirely inside a shipping container, with environmental controls and indoor growing technology. The “LGM” allows for immediate growing of a variety of crops regardless of weather conditions resulting in access to year-round local, fresh produce that is always in season. The farmhand suite of apps allows for “cloud-connected” farming, users are able to monitor their operation from any location, and purchase all of their growing supplies directly from their smartphone. For more information on Freight Farms, please visit http://www.freightfarms.com

FORWARD LOOKING STATEMENTS

This release contains certain “forward-looking statements” relating to the business of Indoor Harvest and its subsidiary companies, which can be identified by the use of forward-looking terminology such as “estimates,” “believes,” “anticipates,” “intends,” expects” and similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on Indoor Harvest’s current expectations and beliefs concerning future developments and their potential effects on Indoor Harvest. There can be no assurance that future developments affecting Indoor Harvest will be those anticipated by Indoor Harvest. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. Indoor Harvest undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contacts:

Indoor Harvest Corp
CEO, Mr. Chad Sykes
713-410-7903
ccsykes@indoorharvest.com

Freight Farms Press Contact
Anne Baker
415-299-6371
anne@inkhouse.com